Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 524 to the Registration Statement on Form N–1A of Fidelity Salem Street Trust: Fidelity Municipal Bond Index Fund and Fidelity SAI Municipal Bond Index Fund of our report dated August 10, 2021; Fidelity Small Cap Growth Index Fund and Fidelity Small Cap Value Index Fund of our report dated August 12, 2021, relating to the financial statements and financial highlights included in the June 30, 2021 Annual Reports to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 20, 2021